Exhibit 5.1

May 15, 2014

PBF Logistics LP

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of up to 1,588,655 of common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2014, which Common Units may be issued from time to time in accordance with the terms of the PBF Logistics LP 2014 Long-Term Incentive Plan (the “Plan”).

In rendering the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the general partner of the Partnership, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that Common Units will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Common Unit relates, will be validly issued, fully paid (to the extent required by the Partnership’s partnership agreement) and non-assessable.

This opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the Common Units” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.